Exhibit 99.1

                       [LOGO OF AMERIGROUP(R) CORPORATION]

                                  PRESS RELEASE

A M E R I C A I D .  A M E R I K I D S  .  A M E R I F A M  .  A M E R I P L U S
--------------------------------------------------------------------------------
AMERIGROUP CORPORATION . 4425 CORPORATION LANE . VIRGINIA BEACH, VIRGINIA 23462
                      757 490 6900 . WWW.AMERIGROUPCORP.COM

CONTACTS
Investors:  Julie Loftus Trudell                    News Media: Kent Jenkins Jr.
Vice President, Investor Relations                Vice President, Communications
AMERIGROUP Corporation                                    AMERIGROUP Corporation
(757) 321-3597                                                    (757) 518-3671

           AMERIGROUP CORPORATION REPORTS FOURTH QUARTER NET EARNINGS
$0.14 PER SHARE NET OF PRIOR PERIOD FAVORABLE DEVELOPMENT AND CHANGE IN TAX RATE

            FULL-YEAR NET INCOME OF $53.7 MILLION AND $1.02 PER SHARE

Virginia Beach, VA (February 15, 2006) - AMERIGROUP Corporation (NYSE: AGP) today announced net income for the fourth quarter of 2005 of $12,920,000, or $0.25 per diluted share, compared with net income of $22,397,000, or $0.43 per diluted share, for the fourth quarter of 2004. The fourth quarter reflects the impact of the moderation of cost trends resulting in an estimated $7,000,000 favorable prior period medical claims development, or $0.08 per diluted share, related to the first nine months of 2005. Fourth quarter results also include a $0.03 per diluted share benefit from a decreased tax rate reflecting a reduction in the blended state income tax rate. Excluding the impact of the favorable prior period medical claims development and reduced tax rate, fourth quarter earnings would have been $0.14 per diluted share.

For the year ended December 31, 2005, net income was $53,651,000, or $1.02 per diluted share, compared with $86,014,000, or $1.66 per diluted share for the year ended December 31, 2004.

Total revenues for the fourth quarter of 2005 increased 26.5 percent to $620,282,000, compared with $490,323,000 for the fourth quarter of 2004. For the year ended December 31, 2005, revenues totaled $2,329,909,000, up 27.8 percent from $1,823,731,000 for the year ended December 31, 2004, reflecting 15.1 percent organic premium revenue growth.

Membership increased approximately 20.6 percent, or 193,000 members, to 1,129,000 at December 31, 2005, as compared with 936,000 members at December 31, 2004, an increase of 30,000 members, or approximately 2.7 percent, from September 30, 2005.

Highlights for the fourth quarter and year:

o   Won approval to offer Medicare Special Needs Plan (SNP) in Houston;
o   Entered New York, the largest Medicaid market;
o Successful bidder in the largest Medicaid procurement in several years, in Georgia;
o   Started new health plans in Virginia and Ohio;

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February 15, 2006

o 2005 total revenues of $2,329,909,000 reflecting organic premium revenue growth of 15.1 percent;
o Sequential organic membership at December 31, 2005, increased by 30,000 members, or approximately 2.7 percent, from September 30, 2005, driven primarily by new markets;
o Fourth quarter health benefits ratio of 84.6 percent, or 85.7 percent excluding the impact of the favorable prior period medical claims development, and full-year 2005 health benefits ratio of 84.7 percent;
o Selling, general and administrative expenses of 12.1 and 11.1 percent of total revenues for the fourth quarter and full-year 2005, respectively;
o   Unregulated cash and investments of $157,902,000; and
o   Cash flow from operations of $113,105,000 for the full-year 2005.

Commenting on the results, Jeffrey L. McWaters, Chairman and CEO of AMERIGROUP Corporation, said, "While we are pleased that we had a number of solid accomplishments in 2005, what is more critical is that we concentrated on the issues that negatively affected our business during the year. Looking ahead, our goal is to build upon our efforts and continue the positive momentum established in the fourth quarter of this year. Namely, during 2005 we began operations in three new states, including New York, the largest Medicaid market, and entered into important new programs that will enable us to continue growing in the years ahead. The opportunities we secured in Georgia's Medicaid managed care program, the Texas RFP win and Medicare's new Special Needs Plan initiative in Houston are especially important for us strategically."

HEALTH BENEFITS

Health benefits as a percent of premium revenues were 84.6 percent for the fourth quarter of 2005 versus 81.8 percent for the fourth quarter of 2004. Excluding the impact of the favorable prior period medical claims development for the first nine months of 2005, the fourth quarter health benefits ratio would have been 85.7 percent. For the full-year 2005, the health benefits ratio was 84.7 percent compared to 81.0 percent in 2004.

With three more months of paid claims data, our internal actuaries in conjunction with our external actuaries now estimate that the increase in the health benefits cost trend for the third quarter of 2005 was lower than previously estimated. The reduction of the health benefits trend is primarily due to changes in estimates of unit costs and frequency of claims, which had the effect of lowering medical claims expenses in the fourth quarter related to the first nine months of the year by approximately $7,000,000.

We have enhanced our medical claims liability estimation processes in the fourth quarter to reflect:

o The reduction in the rate of claims processing that typically occurs due to a decrease in payment efficiencies associated with the installation of a new medical claims payment system. As discussed previously, our Texas market, which represents 35 percent of our membership, converted to FACETS effective October 1, 2005.

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February 15, 2006

o A separate factor for uncertainty to cover the impact of adverse changes in the number and nature of the claims inventory associated with the FACETS conversion. We will maintain this additional factor for claims uncertainty as long as the uncertainty related to the systems conversion remains.

CHANGE IN MEDICAL CLAIMS PAYABLE

The following table shows the components of the change in medical claims payable for the years ended December 31, 2005 and 2004 (in thousands):

                                                               2005            2004
                                                          -------------   -------------
Medical claims payable as of January 1                    $     241,253   $     239,532
Medical claims payable assumed from businesses acquired
   during the year                                               27,424              --
Health benefits expenses incurred during the year:
   Related to current year                                    1,982,880       1,505,482
   Related to prior years                                       (25,684)        (36,385)
                                                          -------------   -------------
      Total incurred                                          1,957,196       1,469,097
Health benefits payments during the year:
   Related to current year                                    1,646,664       1,274,460
   Related to prior years                                       230,530         192,916
                                                          -------------   -------------
      Total payments                                          1,877,194       1,467,376
                                                          -------------   -------------
Medical claims payable as of December 31                  $     348,679   $     241,253
                                                          =============   =============

In the current year, we experienced a reduction in the favorable prior year development of $10,701,000 related to 2004 and prior. The current year reduction resulted from continued tightening of claims estimates at December 31, 2004.

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES

The selling, general and administrative expense ratio was 12.1 percent of total revenues for the fourth quarter of 2005 versus 10.3 percent in the fourth quarter of 2004. The increase is primarily due to several components, including an increase in premium taxes in certain states; legal fees; experience rebate expenses in Texas; development costs in Georgia and elsewhere; and actuarial and other consulting services. For the full-year 2005, the selling, general and administrative expense ratio was 11.1 percent versus 10.5 percent in 2004.

EFFECTIVE TAX RATE

The effective tax rate was 31.7 percent for the fourth quarter of 2005 versus
38.3 percent in the fourth quarter of 2004. For the full-year 2005, the effective tax rate was 38.1 percent versus 39.1 percent in 2004. These decreases are primarily due to a reduction in the blended state income tax rate. The fourth quarter reduction in our annual effective tax rate positively impacted the fourth quarter by $1,549,000, or $0.03 per diluted share.

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February 15, 2006

BALANCE SHEET AND CASH FLOW HIGHLIGHTS

Cash and investments at December 31, 2005, totaled $643,763,000, of which $157,902,000 was unregulated. Medical claims liabilities totaled $348,679,000, representing 62 days in claims payable versus 51 days in the previous quarter due primarily to the conversion of our medical claims payment system. A reconciliation of the Company's change in days in claims payable from the third quarter of 2005 is presented below:

       Days in claims payable at September 30, 2005                51 days
       Increase in level of unpaid claims                           8 days
       Effect of reclassifying provider receivable                  3 days
                                                                 ---------
       Days in claims payable at December 31, 2005                 62 days

Cash flow from operations for the year ended December 31, 2005, totaled $113,105,000, compared to $102,060,000 for the year ended December 31, 2004.

2006 ESTIMATES

Commenting on the fourth quarter and 2006 estimates, Jeffrey L. McWaters said, "Our health benefit costs remain at a higher than acceptable level, yet it is early in our operational improvement efforts. We have much work yet to do, but we believe we have laid a strong foundation on which to build in 2006 and beyond."

AMERIGROUP is issuing its 2006 annual earnings estimates with earnings per diluted share in the range of $0.70 to $0.85, which reflects compensation expense of $0.09 for SFAS 123(R), the new accounting rules for stock compensation, effective January 2006.

Estimates assume an annual health benefit cost trend of 7.0 percent for 2006 (net of changes in member and product mix), based on estimates by external actuaries, which represents a reduction from our 2005 annual health benefit cost trend of 10.0 percent. In addition, achievement of the 2006 annual earnings estimates is dependent upon successful implementation of operational improvements to reduce the gap between the estimated trend of approximately 7.0 percent and expected rate increases of approximately 4.0 percent.

Estimates are predicated on the timing of our expansions into the State of Georgia and the Houston SNP program and the assumption that they operate at underwritten levels. Additionally, these estimates include the following assumptions:

o Organic premium revenue growth in the range of 20.0 to 25.0 percent, which includes weighted-average rate increases of approximately 4.0 percent;
o Health benefits of approximately 86.0 percent of premium revenues for the full year;
o Selling, general and administrative expenses of approximately 11.0 percent of total revenues which include the necessary expenses to build our infrastructure essential to complete operational improvement efforts and support future growth. Excluding premium taxes, selling, general and administrative expenses are estimated to be less than 9.5 percent;
o Compensation expense of $0.09 for SFAS 123(R), spread evenly throughout the year;

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February 15, 2006

o   Income tax rate of approximately 40.0 percent; and
o   Fully diluted shares outstanding of approximately 52,600,000.

AMERIGROUP senior management will discuss the Company's fourth quarter and year ended December 31, 2005, results on a conference call, Thursday, February 16th, at 8:30 a.m. Eastern Time. The conference can be accessed by dialing 800-289-0569 (domestic) or 913-981-5542 (international) and providing passcode 9931048 approximately ten minutes prior to the start time of the call. A recording of the call may be accessed by dialing 888-203-1112 (domestic) or 719-457-0820 (international) and providing passcode 9931048. The replay will be available beginning Thursday, February 16, at 12:00 p.m. Eastern Time until Thursday, February 23, at 11:59 p.m. Eastern Time. The conference call will also be available through the investors page of the Company's Web site, www.amerigroupcorp.com, or through www.earnings.com. A 30-day replay of this webcast will be available on these Web sites approximately two hours following the conclusion of the live broadcast.

AMERIGROUP Corporation, headquartered in Virginia Beach, Virginia, improves healthcare access and quality for low-income Americans by developing innovative managed healthcare services for the public sector. Through its wholly owned subsidiaries, AMERIGROUP serves more than 1 million people and operates in Florida, Georgia, Illinois, Maryland, New York, New Jersey, Ohio, Texas, Virginia and the District of Columbia. For more information, visit www.amerigroupcorp.com.

                                   ----------

This release is intended to be disclosure through methods reasonably designed to provide broad, non-exclusionary distribution to the public in compliance with the Securities and Exchange Commission's Fair Disclosure Regulation. This release contains certain "forward-looking" statements, including statements related to expected 2006 performance such as membership, revenues, organic premium revenues, rate increases, operating cash flows, health benefits expenses, trend levels, our ability to manage our medical costs generally, seasonality of health benefits expenses, selling, general and administrative expenses, days in claims payable, income tax rates, earnings per share, and net income growth, as well as expectations of our successful implementation of operational improvements and expectations on the effective date and successful integration of any pending acquisition as well as expansions and debt levels, made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties that may cause the Company's actual results in future periods to differ materially from those projected or contemplated in the forward-looking statements. These risks and uncertainties include, but are not limited to, national, state and local economic conditions, including their effect on the rate-setting process, timing of payments, as well as the availability and cost of labor, utilities and materials; the effect of government regulations and changes in regulations governing the healthcare industry, including our compliance with such regulations and their effect on our ability to manage our medical costs; changes in Medicaid payment levels, membership eligibility and methodologies and the application of such methodologies by the government; liabilities and other claims asserted against the Company; our ability to attract and retain qualified personnel; our ability to maintain compliance with all minimum capital requirements; the availability and terms of capital to fund acquisitions and capital improvements; the competitive environment in which we operate; our ability to maintain and increase membership levels; and demographic changes.

Investors should also refer to our Annual Report on Form 10-K for the year ended December 31, 2004, filed with the Securities and Exchange Commission on March 9, 2005, for a discussion of risk factors. Given these risks and uncertainties, we can give no assurances that any forward-looking statements will, in fact, transpire and, therefore, caution investors not to place undue reliance on them. We specifically disclaim any obligation to update or revise any forward-looking statements, whether as a result of new information, future developments or otherwise.

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February 15, 2006

                     AMERIGROUP CORPORATION AND SUBSIDIARIES
                    CONDENSED CONSOLIDATED INCOME STATEMENTS
                (dollars in thousands, except for per share data)

                                                   THREE MONTHS ENDED                 YEAR ENDED
                                                      DECEMBER 31,                    DECEMBER 31,
                                              -----------------------------   -----------------------------
                                                   2005            2004            2005            2004
                                              -------------   -------------   -------------   -------------
Revenues:
    Premium                                   $     614,196   $     486,982   $   2,311,599   $   1,813,391
    Investment income and other                       6,086           3,341          18,310          10,340
                                              -------------   -------------   -------------   -------------
        Total revenues                              620,282         490,323       2,329,909       1,823,731
                                              -------------   -------------   -------------   -------------
Expenses:
    Health benefits                                 519,478         398,350       1,957,196       1,469,097
    Selling, general and administrative              75,064          50,576         258,446         191,915
    Depreciation and amortization                     6,688           4,925          26,948          20,750
    Interest                                            132             191             608             731
                                              -------------   -------------   -------------   -------------
        Total expenses                              601,362         454,042       2,243,198       1,682,493
                                              -------------   -------------   -------------   -------------
        Income before income taxes                   18,920          36,281          86,711         141,238
Income tax expense                                    6,000          13,884          33,060          55,224
                                              -------------   -------------   -------------   -------------
        Net income                            $      12,920   $      22,397   $      53,651   $      86,014
                                              =============   =============   =============   =============
    Weighted average number of common
     shares and dilutive potential common
     shares outstanding                          52,148,265      52,552,486      52,857,682      51,837,579
                                              =============   =============   =============   =============
    Diluted net income per share              $        0.25   $        0.43   $        1.02   $        1.66
                                              =============   =============   =============   =============

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February 15, 2006

The following table sets forth selected operating ratios. All ratios, with the exception of the health benefits ratio, are shown as a percentage of total revenues.

                                                THREE MONTHS ENDED       YEAR ENDED
                                                    DECEMBER 31,         DECEMBER 31,
                                               -------------------   -------------------
                                                 2005       2004       2005       2004
                                               --------   --------   --------   --------
Premium revenue                                    99.0%      99.3%      99.2%      99.4%
Investment income and other                         1.0        0.7        0.8        0.6
                                               --------   --------   --------   --------
Total revenues                                    100.0%     100.0%     100.0%     100.0%
                                               ========   ========   ========   ========
Health benefits (1)                                84.6%      81.8%      84.7%      81.0%
Selling, general and administrative expenses       12.1%      10.3%      11.1%      10.5%
Income before income taxes                          3.1%       7.4%       3.7%       7.7%
Net income                                          2.1%       4.6%       2.3%       4.7%

(1) The health benefits ratio is shown as a percentage of premium revenue because there is a direct relationship between the premium received and the health benefits provided.

The following table sets forth the approximate number of our members we served in each state as of December 31, 2005 and 2004.

                                                    DECEMBER 31,
                                            ---------------------------
                                                2005           2004
                                            ------------   ------------
      Texas                                      399,000        394,000
      Florida                                    219,000        229,000
      Maryland                                   141,000        130,000
      New York                                   138,000             --
      New Jersey                                 109,000        105,000
      Illinois                                    41,000         37,000
      District of Columbia                        41,000         41,000
      Ohio                                        22,000             --
      Virginia                                    19,000             --
                                            ------------   ------------
         Total                                 1,129,000        936,000
                                            ============   ============

The following table sets forth the approximate number of our members in each of our products as of December 31, 2005 and 2004.

                                                    DECEMBER 31,
                                            ---------------------------
                    PRODUCT                     2005           2004
      -----------------------------------   ------------   ------------
      AMERICAID (Medicaid--TANF)                 800,000        662,000
      AMERIKIDS (SCHIP)                          197,000        182,000
      AMERIPLUS (Medicaid--SSI)                   88,000         79,000
      AMERIFAM (FamilyCare)                       44,000         13,000
                                            ------------   ------------
          Total                                1,129,000        936,000
                                            ============   ============

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February 15, 2006

                     AMERIGROUP CORPORATION AND SUBSIDIARIES
                      CONDENSED CONSOLIDATED BALANCE SHEETS

                                                                               DECEMBER 31,
                                                                       ---------------------------
                                                                           2005           2004
                                                                       ------------   ------------
                                                                             (in thousands)
                               ASSETS
Current assets:
    Cash and cash equivalents                                          $    272,169   $    227,130
    Short-term investments                                                  130,054        176,364
    Premium receivables                                                      76,142         44,081
    Deferred income taxes                                                    11,972         11,019
    Prepaid expenses, provider receivables and
     other current assets                                                    37,792         18,737
                                                                       ------------   ------------
        Total current assets                                                528,129        477,331
Property, equipment and software, net                                        61,664         50,298
Goodwill and other intangible assets, net                                   255,115        140,382
Long-term investments, including investments on
 deposit for licensure                                                      241,540        246,930
Other long-term assets                                                        7,140          4,909
                                                                       ------------   ------------
                                                                       $  1,093,588   $    919,850
                                                                       ============   ============
               LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
    Claims payable                                                     $    348,679   $    241,253
    Unearned revenue                                                         32,598         34,228
    Accounts payable                                                          7,243          4,826
    Accrued expenses, capital leases and other
     current liabilities                                                     46,350         56,842
                                                                       ------------   ------------
        Total current liabilities                                           434,870        337,149
Deferred income taxes, capital leases and other
 long-term liabilities                                                       17,164         13,989
                                                                       ------------   ------------
        Total liabilities                                                   452,034        351,138
                                                                       ------------   ------------
Stockholders' equity:
    Common stock, $.01 par value                                                516            505
    Additional paid-in capital                                              371,744        352,417
    Retained earnings                                                       269,294        215,790
                                                                       ------------   ------------
        Total stockholders' equity                                          641,554        568,712
                                                                       ------------   ------------
                                                                       $  1,093,588   $    919,850
                                                                       ============   ============

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February 15, 2006

                     AMERIGROUP CORPORATION AND SUBSIDIARIES
                 CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                               YEAR ENDED
                                                                               DECEMBER 31,
                                                                       ---------------------------
                                                                           2005           2004
                                                                       ------------   ------------
                                                                             (in thousands)
Cash flows from operating activities:
    Net income                                                         $     53,651   $     86,014
    Adjustments to reconcile net income to
      net cash provided by operating activities:
        Depreciation and amortization                                        26,948         20,750
        (Gain) loss on disposal or abandonment of property,
          equipment and software                                                (61)           971
        Deferred tax (benefit) expense                                       (1,247)         2,878
        Amortization of deferred compensation                                    --             57
        Tax benefit related to option exercises                               8,571          8,009
        Changes in assets and liabilities increasing
         (decreasing) cash flows from operations:
         Premium receivables                                                (26,234)        (5,822)
         Prepaid expenses, provider receivables and other
          current assets                                                    (15,919)        (2,742)
         Other assets                                                        (1,074)          (941)
         Claims payable                                                      80,002          1,721
         Unearned revenue                                                    (1,723)       (20,096)
         Accounts payable, accrued expenses
          and other current liabilities                                      (9,049)         9,234
         Other long-term liabilities                                           (760)         2,027
                                                                       ------------   ------------
            Net cash provided by operating activities                       113,105        102,060
                                                                       ------------   ------------
Cash flows from investing activities:
    Proceeds from the sale of investments, net                               69,845         66,144
    Purchase of investments on deposit for
     licensure, net                                                         (10,265)        (3,019)
    Purchase of property, equipment and software                            (25,819)       (25,727)
    Purchase of contract rights and related assets,
     net of adjustments                                                          --            512
    Acquisition, net of cash acquired                                      (107,645)            --
                                                                       ------------   ------------
            Net cash (used in) provided by investing activities             (73,884)        37,910
                                                                       ------------   ------------
Cash flows from financing activities:
    Payment of capital lease obligations                                     (3,323)        (4,473)
    Payment of debt issuance costs                                           (1,626)            --
    Proceeds from exercise of stock options and
     change in bank overdrafts, net                                          10,767          7,603
                                                                       ------------   ------------
            Net cash provided by financing activities                         5,818          3,130
                                                                       ------------   ------------
Net increase in cash and cash equivalents                                    45,039        143,100
Cash and cash equivalents at beginning of year                              227,130         84,030
                                                                       ------------   ------------
Cash and cash equivalents at end of year                               $    272,169   $    227,130
                                                                       ============   ============